Exhibit 99.1

For more information, contact: Frank M. Jerneycic
Childtime Learning Centers, Inc.
21333 Haggerty Road, Suite 300
Novi, MI 48375
248-697-9000

CHILDTIME LEARNING CENTERS REPORTS
OPERATING RESULTS FOR THE THIRD QUARTER OF FISCAL 2004

NOVI, MI, February 17, 2004 — Childtime Learning Centers, Inc. (NASDAQ: CTIM) today announced operating results for the 12 weeks (third quarter 2004) and 40 weeks (year to date) ended January 2, 2004. Increased systemwide sales and improved operating results were the highlights for third quarter 2004.

Net revenue for third quarter 2004 increased $2.0 million, or 4.5%, from the same period last year to $44.9 million. Learning Center revenues increased $1.8 million, with comparable center revenues, defined as centers opened 18 months or longer, increasing $0.9 million or 2.4%, non-comparable centers increasing $1.1 million, partially offset by a reduction of closed center revenues. Franchise Operations revenues, which consisted primarily of royalties, increased $0.2 million or 12.7% from the same period last year to $1.4 million. Net revenue for year to date 2004 increased $22.0 million, or 16.8%, from the same period last year to $152.8 million. The increase was primarily a result of additional revenues of $19.5 million contributed by Tutor Time centers and $2.3 million contributed by Franchise Operations, which were acquired at the end of first quarter 2003.

The increase in Franchise Operations revenues is a result of royalties generated from revenue increases experienced by the Company’s franchisees. Tutor Time franchisee-owned centers reported revenues of $29.9 million for the quarter, an increase of 14.0% from the same period last year, with comparable center revenues increasing 8.5% for the quarter. Third quarter systemwide sales, which include revenues from franchisee-owned and Company-owned centers, grew to $73.4 million, an increase of 8.1% from the same period last year.

Gross profit for third quarter 2004 remained unchanged from the same period last year of $6.2 million. Gross profit for year to date 2004 increased $4.9 million, or 36.8%, from the same period last year to $18.3 million. This increase was a result of a $2.3 million increase in Franchise Operations and the gross profit on increased revenues from Tutor Time centers.

Operating income/loss for third quarter 2004 improved to a breakeven from an operating loss of $0.3 million during the same period last year. The improvement was primarily attributable to decreased general and administrative expenses of $0.2 million and decreased exit and closure expenses of $0.2 million, offset by an increase in the provision for doubtful accounts. Operating loss for year to date 2004 decreased $10.5 million from the same period last year to ($0.5 million). The improvement was primarily attributable to increased gross profit of $4.9 million and decreased long lived fixed asset and intangible asset impairment charges of $7.6 million, partially offset by increased general and administrative expenses of $1.9 million.

Net loss decreased to ($0.6 million) for third quarter 2004, compared to a net loss of ($1.1 million) for the same period last year. The third quarter improvement was primarily attributable to increased operating income of $0.3 million and decreased interest expense of $0.3 million. Year to date 2004 net loss decreased to ($2.4 million), compared to a net loss of ($17.8 million) for the same period last year. The year to date improvement was primarily attributable to increased operating income of $10.5 million and decreased expenses related to cumulative effect of changes in accounting principle of 5.0 million.

The third quarter 2004 loss per share was ($0.02) on a basic and diluted basis as compared to ($0.20) on a basic and diluted basis for the same period last year. Year to date 2004 loss per share was ($0.14) on a basic and diluted basis as compared to ($3.34) on a basic and diluted basis for the same period last year. On May 16, 2003, the Company completed a rights offering under which it issued 14.1 million shares of common stock. Accordingly, the weighted average shares outstanding were 19.8 million and 5.4 million for the 12 weeks ended January 2, 2004 and January 3, 2003, respectively. The weighted average shares outstanding were 17.2 million and 5.3 million for the 40 weeks ended January 2, 2004 and January 3, 2003, respectively.

Bill Davis, President and Chief Executive Officer commented, “Although gains in employment, which impact our enrollments, have not been part of the economic recovery, we have experienced growth in both corporate and franchise revenues over last year. We expect that our continued focus on both revenue growth and cost control initiatives will return us to profitability in the fourth quarter.”

Selected Income Statement Data
(In thousands, except per share data)

	12 Weeks Ended		40 Weeks Ended

	January 2, 2004	January 3, 2003	January 2, 2004	January 3, 2003

Revenue, net	$44,931	$42,976	$152,760	$130,804
Gross profit	$6,153	$6,155	$18,289	$13,365
Operating loss	$—	$(270)	$(496)	$(11,003)
Net (loss)	$(552)	$(1,066)	$(2,375)	$(17,831)
Basic and diluted	$(0.02)	$(0.20)	$(0.14)	$(3.34)
(loss) per share

-more-

Selected Balance Sheet Data
(in thousands)

	January 2, 2004	January 3, 2003

Total Current Assets	$17,384	$14,347
Total Assets	$87,001	$83,945
Total Current Liabilities	$45,049	$27,080
Total Liabilities	$51,489	$58,132
Shareholders’ Equity	$35,512	$25,813

Childtime Learning Centers, Inc. (www.childtime.com) of Novi, MI acquired Tutor Time Learning Systems, Inc., (www.tutortime.com) on July 19, 2002, and is one of the nation’s largest publicly-traded child care providers with operations in 30 states, the District of Columbia and internationally. Childtime Learning Centers, Inc. has over 7,500 employees and licensed capacity to provide education and care for over 50,000 children daily in over 470 corporate and franchise centers worldwide.

Statements included herein that are not historical facts are forward-looking statements pursuant to the safe harbor provisions of the Private/Securities Litigation Reform Act of 1995. Forward-looking statements, including beliefs of future profitability, involve a number of risks and uncertainties, including, but not limited to, continuation of federal and state assistance programs, demand for child care as well as general economic conditions, pricing and competition. Accordingly, actual results could differ materially from those projected in such forward-looking statements.

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